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Exhibit 99.1

1600 West Merit Parkway    •    South Jordan, UT 84095
Telephone: 801-253-1600    •    Fax: 801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	August 2, 2004
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1681

MERIT MEDICAL SYSTEMS SIGNS AGREEMENT WITH NOVATION

        SOUTH JORDAN, UTAH—Merit Medical Systems, Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable products used primarily in cardiology and radiology procedures, has signed a supplier agreement with Novation, the supply company of VHA Inc. and the University HealthSystem Consortium. The agreement takes effect August 1, 2004, and runs through July 31, 2007. The agreement covers Merit's line of cardiology products, including diagnostic catheters, diagnostic guide wires, fluid management kits and components, inflation devices, and angioplasty accessories.

        "We are pleased to make available to VHA and UHC members, through our agreement with Novation, Merit's innovative line of cardiology products," said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. "We are proud to be recognized by Novation and these members as a valued business partner."

        The new agreement also extends to health care organizations that purchase supplies through HealthCare Purchasing Partners International™, a company that markets Novation purchasing agreements to non-members of VHA and UHC.

ABOUT NOVATION

        Based in Irving, Texas, Novation was established in January 1998 through a combination of the supply programs of VHA and UHC, two national health care alliances. Novation serves the purchasing needs of more than 2,300 members and affiliates of VHA and UHC. Novation managed more than $22 billion in annual purchases for VHA and UHC members in 2003.

ABOUT MERIT

        Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals. Merit employs approximately 1,260 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; and Galway, Ireland. For more information about Merit, visit www.merit.com.

        Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2003. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render the Company's products obsolete, delays in obtaining regulatory approvals, potential product recalls, foreign currency fluctuations, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will vary, and may vary materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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MERIT MEDICAL SYSTEMS SIGNS AGREEMENT WITH NOVATION